Exhibit (a)(40)
Sanofi-aventis Town hall meeting February 16th, 2011

Forward-Looking Statements Important Information about this Transaction This communication is neither an offer to purchase nor a solicitation of any offer to sell any securities. In connection with the proposed transaction, sanofi-aventis will file an amended tender offer statement and a registration statement on Form F-4 to register certain securities and certain related documents and Genzyme will file a Solicitation/Recommendation Statement with respect to the exchange offer with the U.S. Securities and Exchange Commission (the "SEC"). Genzyme shareholders are urged to read the registration statement and exchange offer documents when they become available because they will contain important information that shareholders should consider before making any decision regarding tendering their shares. These documents will be mailed to all Genzyme shareholders of record. These documents, as they may be amended from time to time, contain important information about the proposed transaction and Genzyme shareholders are urged to read them carefully and in their entirety before any decision is made with respect to the proposed transaction. When available, documentation relating to the transaction may be obtained at no charge at the website maintained by the SEC at www.sec.gov and may also be obtained at no charge by directing a request by mail to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, or by calling toll-free at (800) 322-2885. Free copies of the Solicitation/Recommendation Statement will be made available by Genzyme; investors and security holders can obtain free copies of these documents from Genzyme by directing a request to Genzyme at 500 Kendall Street, Cambridge, MA 02142, Attention: Shareholder Relations Department, or by calling 617-252-7500 and asking for the Shareholder Relations Department. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the U.S. Securities Act of 1933, as amended, or an exemption therefrom. Forward-Looking Statements Any statements made in this communication that are not statements of historical fact, including statements about sanofi-aventis' beliefs and expectations and statements about the acquisition of Genzyme, are forward-looking statements and should be evaluated as such. Forward- looking statements include statements that may relate to sanofi-aventis' plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Factors that may materially affect such forward-looking statements include: the risk that the acquisition of Genzyme may not be consummated for reasons including that the conditions precedent to the completion of the acquisition may not be satisfied; the possibility that the expected benefits from the proposed transaction will not be realized, or will not be realized within the anticipated time period; the risk that sanofi-aventis' and Genzyme's businesses will not be integrated successfully; the possibility of disruption from the acquisition making it more difficult to maintain business and operational relationships; any actions taken by either of the companies, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions). Sanofi-aventis does not undertake, and specifically disclaims, any obligation or responsibility to update or amend any of the information above except as otherwise required by law.

Worldwide presence (1) US + Canada + Porto Rico (2) Western Europe + Eastern Europe + Turkey (3) Australia + New Zealand All results based on Press Release Feb 9th 2011 North America 15 106 employees 9, 484M€(1) Europe 54 815 employees 11,609M€(2) Japan 3 153 employees 2,225M€ Africa/Middle East 4 529 employees Africa: 846M€ Middle East: 789M€ Latin America 8 891 employees 2,735M€ Asia-Pacific 15 081 employees Asia: 1,983M€ Pacific(3): 713M€

30,384 Sanofi-aventis - A world leader € 30,384 m 2010 NET SALES-GROSS OF 3,7% COMPARED WITH 2009 ON A REPORTED BASIS 100,000 More than 100,000 EMPLOYEES WORLDWIDE 1 ONE OF THE LARGEST PHARMACEUTICAL GROUPS IN THE WORLD

Achieving our ambition through core growth platforms - A global sustainable healthcare partner focused on patients' needs - Recognised for our ability to transform scientific innovation into hope and solutions for patients Growth platforms Diabetes Vaccines Emerging Markets Consumer Health Care Innovative Products Animal Health

Diabetes Oncology Cardiovascular Atrial Fibrillation Vaccines Consumer Heath Care Our response to health issues

Our culture CONFIDENCE INNOVATION RESPECT SOLIDARITY INTEGRITY

Town hall meeting February 16th, 2011

General principles for working together Acknowledge and recognize your unique know-how and build on your DNA Genzyme brand Greater Boston Area Listen to you, understand your business and create a collaborative spirit to take this forward together Focus on the day-to-day business and continue to address priorities especially re-supply to patients Cross-functional dedicated teams with members from both companies will drive pre-integration process Manage in full respect to people and values, and ensure regular communication

Organization for integration

Integration Steering Committee

sanofi aventis

- Chris Viehbacher (co-chair)
- Belén Garijo (Integration Leader)
- Jérôme Contamine (Finance)
- Karen Linehan (Legal)
- Roberto Pucci (HR)
- Laure Thibaud (Comm.)
- Philippe Luscan (IA) *adhoc*
- Elias Zerhouni (R&D) *adhoc*

genzyme

- Henri Termeer (co-chair)
- David Meeker (COO)
- Michael S. Wyzga (Finance)
- Tom DesRosier (Legal)
- Zoltan Csimma (HR)
- Caren Arnstein (Comm.)
- Scott Canute (IA) *adhoc*
- Alan E. Smith (R&D) *adhoc*

Integration Coordination Committee

- Integration Project Leader

Work streams

- Sanofi-aventis and Genzyme representation to be defined by work stream sanofi aventis
Because health matters

Manufacturing Proposed high-level organization for integration HR integration support & talent management Internal/external communication Metrics Process management / guidelines Finance HR Purchasing Legal IT Real Estate Quality work streams (business assessment, strategy, integration model) Communication Integration Steering Committee R&D 3 Operations Support Functions 1 2 4 Integration Coordination Committee

High-level calendar Q1 Q2 Q3 Q4 Legal process (tender offer, CVR registration) Feb 16th Merger agreement Transaction closing / Day 1 Understanding and planning Business continuity and integration Feb 16th Global Kick-off pre-integration Legal process Pre-integration work Integration work Steering Committees country level kick off

Questions & answers